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Press Release
Source: Immunotech Laboratories, Inc. ( IMMB )

Immunotech Laboratories, Inc.

PASADENA, Calif.---- October 10, 2012--- Immunotech Laboratories, Inc.

 Immunotech Laboratories signed a contract with Mr. Bo Linton and appointed him to be part of the Board of Directors.

Mr. Bo Linton, age 42, Mr. Linton founded International Capital Group, Inc. in 1998, a mergers and acquisitions firm. In 2001 Mr. Linton founded Berserker Entertainment, Inc. Mr. Linton served as Chairman of the Board for this production, distribution, and HD post-production facility until the end of 2004. From March 2005 to October 2005, he served as the president of Seamless Skyyfi, Inc., a wholly owned subsidiary of the public company Seamless Wi-Fi, Inc. In November 2005, Mr. Linton founded the company Carbon Jungle LLC and served as President and CEO of this environmental company. In August 2006 he served as President and a Director of MagneGas Corporation, a fully reporting company in the waste to fuel industry until 2008. During 2006, he was a co-executive producer of the feature film "Living Luminaries," a spiritual docudrama shown in theaters in 2008. From 2008 to 2009 Mr. Linton founded Clean Energy and Power, Inc, a public company in the renewable energy sector and served as its President, CEO, and Director. My Linton is currently the President and Director of GDT Tek, a clean and sustainable clean electricity company.

Mr. Linton received his Bachelor's degree from Louisiana State University in the spring of 1994. Some of his studies included: business law, economics, finance, environmental science, theater, real estate, and speech.

 Immunotech Laboratories, Inc. is a startup biotech development company, focusing to develop IPF platform technology and put it on the market. This technology is granted with four U.S. patents. Immunotech Laboratories is also developing new technologies based on the isolation and purification of cellular proteins isolated from the cell’s membrane. They are used for treatment of different types of auto-immune diseases.

Further information can be obtained from www.immunotechlab.com

 This news release contains forward-looking statements that involve risks and uncertainties associated with financial projections, budgets, milestone timelines, clinical development, regulatory approvals, and other risks described by Immunotech Laboratories, Inc. from time to time in its periodic reports filed with the SEC. IPF is not approved by the US Food and Drug Administration or by any comparable regulatory agencies elsewhere in the world. While Immunotech Laboratories believes that the forward-looking statements and underlying assumptions contained therein are reasonable, any of the assumptions could be inaccurate, including, but not limited to, the ability of Immunotech Laboratories to establish the efficacy of IPF in the treatment of any disease or health condition, the development of studies and strategies leading to commercialization of IPF in the United States, the obtaining of funding required to carry out the development plan, the completion of studies and tests on time or at all, and the successful outcome of such studies or tests. Therefore, there can be no assurance that the forward-looking statements included in this release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, Immunotech Laboratories or any other person that the objectives and plans of Immunotech Laboratories will be achieved should not regard the forward-looking statements as a representation.

www.immunotechlab.com